Exhibit 4.32

THIS GUARANTEE is made this 28th day of November 2016

BETWEEN

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(1) BOSTON CARRIERS INC. (the ***"Corporate Guarantor"***), a corporation organized and existing under the laws of the Marshall Islands, having its registered office at Ajeltake Road ,Ajeltake Island, Majuro, Marshall Islands; and

(2) CONQUISTADOR SHIPPING CORPORATION (the ***"Buyers"***), a corporation credit institution organized and existing under the laws of Nevis, with its registered office at Post Box 583, Morton House, Government Road, Charlestown, Nevis.

WHEREAS

A. Pursuant to a Memorandum of Agreement dated 28th of November 2016 (the ***"MOA"***), entered into between: **(i) POSEIDON NAVIGATION CORP.** (the ***"Sellers"***), a company organized and existing under the laws of the Marshall Islands , having its registered office at Ajeltake Road, Ajeltake Island, Majuro Marshall Islands, as Sellers (referred to as the ***"Sellers"***), and **(ii)** the CONQUISTADOR SHIPPING CORPORATION, (referred to as the "Buyers"), the Buyers agreed under the terms contained therein to purchase from the Sellers, the vessel NIKIFOROS IMO Number 9108116, (the **"Vessel"**) as per the terms of the MOA. A copy of the MOA has been received by the Corporate Guarantor and is attached hereto as Exhibit (A) and makes an integral part hereof.

B. The Corporate Guarantor has to execute and deliver this Guarantee.

C. This Guarantee is given by the Corporate Guarantor in favour of the Buyers by way of security for all monies now or hereafter due or payable by the Buyers to the Sellers under or pursuant to the MOA and the performance of all other obligations of the Sellers including payments from the Sellers to the Buyers under or pursuant to the MOA.

1. Definitions

1.01. ***"Assignment"*** means the first priority assignment of the earnings and insurances of the Vessel, granted in favour of the Buyers as security for the obligations of the Corporate Guarantor hereunder, in form and substance satisfactory to the Buyers to be modified according to a certain agreement to be entered into between the Buyers and the Corporate Guarantor, to be ranked as a first priority assignment, and to be subject to a certain first priority assignment in favour of the Buyers and followed by a certain first priority assignment in favour of the Buyers;

1.02. ***"Facility Documents"*** means collectively this Guarantee, the MOA and the Security Documents, and ***"Facility Document"*** means each of them;

1.03. ***"Guarantor"*** means collectively the Corporate Guarantor

1.04. ***"Mortgage"*** means a first priority preferred mortgage in respect of the Vessel in favour of the Buyers, given as security for the obligations of the Corporate Guarantor hereunder, to be initially registered as a first priority preferred mortgage

1.05. ***"Obligors"*** means collectively the Sellers and the Guarantor, and ***"Obligor"*** means any of them;

1.06. ***"Security Documents"*** means any of securities securing the obligations of the Seller under the Agreement, and ***"Security Document"*** means any of them;

1.07. **"Vessel"** means the Liberian flag vessel named NIKIFOROS (IMO 9108116) owned by the Sellers;

1.08. Words and expressions defined in the Agreement and not otherwise defined in this Guarantee, shall have the same meaning when used herein and the Corporate Guarantor hereby declares its familiarity with the terms and conditions of the MOA;

1.09. Clause headings are inserted for convenience of reference only and shall be ignored in the interpretation of this Guarantee;

1.10. In this Guarantee unless the context otherwise requires **(a)** references to "***Clauses***" are to be construed as references to the clauses of this Guarantee, **(b)** words importing the plural shall include the singular and vice versa, and **(c)** references to a "***person***" shall be construed as a reference to any person, firm, company, corporation, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing.

2. Guarantee

In consideration of the Buyers agreeing to enter into the MOA, as contemplated therein, and for other good and valuable consideration (the receipt and adequacy of which are hereby acknowledged) the Corporate Guarantor hereby irrevocably and unconditionally, as primary obligor and not as surety merely, waiving any and all rights and privileges granted to the Corporate Guarantor under any applicable law, jointly and severally:

(i) guarantee to the Buyers the due and punctual observance and performance of all terms, conditions and covenants on the part of the Sellers contained in the MOA and the Security Documents and agree to pay to the Buyers from time to time on demand any and every sum or sums of money which the Sellers shall at any time be liable to pay to the Buyers under or pursuant to the terms of the MOA and the Security Documents and which shall not have been paid at the time such demand is made; and
(ii) agree as primary obligors to indemnify the Buyers from time to time on demand by the Buyers from and against any loss incurred by the Buyers as a result of any of the obligations of the Sellers under or pursuant to the MOA or any Security Document being or becoming void, voidable, unenforceable or ineffective as against the Sellers for any reason whatsoever, whether or not known to the Buyers, the Sellers or any other person. The amount of such loss being the amount which the person or persons suffering it would otherwise have been entitled to recover from the Sellers.

3. Preservation of Rights

3.01. The obligations of the Corporate Guarantor herein contained shall:

(i) be in addition to and independent of every other security which the Buyers may at any time hold in respect of the Sellers' obligations under the MOA or under the Security Documents; and

(ii) constitute and be continuing obligations notwithstanding any settlement of account or other matter or thing whatsoever, and in particular but without limitation, shall not be considered satisfied by any intermediate payment or satisfaction of all or any of the obligations of the Sellers under the MOA or the Security Documents and shall continue in full force and effect until final payment in full of all amounts owing by the Sellers thereunder and total satisfaction of all the Sellers' actual and contingent obligations thereunder and under the Security Documents.

3.02. The Corporate Guarantor hereby waives any right to interpose any defence, counterclaim, or set-off of any nature and description which it may have or may exist between and among the Buyers, the Sellers and/or the Corporate Guarantor.

3.03. Neither the obligations of the Corporate Guarantor herein contained nor the rights, powers, and remedies conferred in respect of this Guarantee upon the Buyers by this Guarantee or by law, shall be discharged, impaired or otherwise affected by:

(i) the winding-up, dissolution, administration or reorganization of the Sellers or the Corporate Guarantor or any change in their status, function, control or ownership;

(ii) any of the obligations of the Sellers under the MOA or under any of the Security Documents being or becoming illegal, invalid, unenforceable or ineffective in any respect;

(iii) time or other indulgence being granted or agreed to be granted to the Sellers in respect of their obligations under the MOA or under any Security Document;

(iv) any amendment to, or any variation, waiver or release of, any obligation of the Sellers under the Agreement or under any Security Document;

(v) any failure to take, or fully to take, any security contemplated by the MOA or otherwise agreed to be taken in respect of the Sellers' obligations under the MOA;

(vi) any failure to realise or fully to realise the value of, or any release, discharge, exchange or substitution of, any security taken in respect of the Sellers' obligations under the MOA; or

(vii) any other act, event or omission which, but for this sub-clause 3.03, hereof might operate to discharge, impair or otherwise affect any of the obligations of the Corporate Guarantor herein contained or any of the rights, powers or remedies conferred upon the Buyer by this Guarantee or by law.

3.04. Without prejudice to the generality of any waivers included in the preceding Clauses, the Corporate Guarantor hereby specifically waives without reservation, absolutely and unconditionally:

(i) any rights, benefits or privileges granted to the Corporate Guarantor by any applicable law;

(ii) any rights, to object to any payment to the Buyers resulting from any counterclaim which the Corporate Guarantor might have against the Buyers;

(iii) any right to object to any payment, as a result of errors or omissions made by the Buyers, which caused the Corporate Guarantor to lose any right or recourse against the Sellers or any third party; and

(iv) any other right, benefit or privilege which the Corporate Guarantor has under the law and it is subject to waiver.

3.05. Any settlement or discharge between the Corporate Guarantor and the Buyers shall be conditional upon no security or payment to the Buyers by the Sellers or the Corporate Guarantor or any other person on behalf of the Sellers or, as the case may be, the Corporate Guarantor being avoided or reduced by virtue of any provisions or enactments relating to bankruptcy, insolvency, liquidation or similar laws of general application for the time being in force and, if any such security or payment is so avoided or reduced, the Buyers shall each be entitled to recover the value or amount of such security or payment from the Corporate Guarantor subsequently as if such settlement or discharge had not occurred.

3.06. The Buyers shall not be obliged before exercising any of the rights, powers or remedies conferred upon it in respect of the Corporate Guarantor by this Guarantee or by law:

(i) to make any demand on the Sellers; or

(ii) to take any action or obtain judgement in any court against the Sellers; or

(iii) to make or file any claim or proof in a winding-up or dissolution of the Sellers; or

(iv) to enforce or seek to enforce any other security taken in respect of any of the obligations of the Sellers under the MOA and the Security Documents.

3.07. The Corporate Guarantor agrees that, so long as any amounts are or may be owed by the Sellers under the MOA or the Security Documents or the Sellers is under any actual or contingent obligations under the MOA or under the Security Documents, the Corporate Guarantor shall not exercise any right which may at any time have by reason of performance by it of its obligations hereunder:

(i) to be indemnified by the Sellers; and/or

(ii) to claim any contribution from the Sellers; and/or

(iii) to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Buyers under the MOA or the Security Documents or of any other security taken pursuant to, or in connection with, the MOA by the Buyers.

4. <u>Joint and Several Liability of the Corporate Guarantor</u>

4.01. All liabilities and obligations of the Corporate Guarantor under this Guarantee shall, whether expressed to be so or not, be several and, if and to the extent consistent with sub-clause 4.02., joint with those of any other Guarantor.

4.02. The liabilities and obligations of the Corporate Guarantor shall not be impaired by:

(i) this Guarantee being or later becoming void, unenforceable or illegal as regards any other Guarantor;

(ii) the Buyers entering into any rescheduling, refinancing or other arrangement of any kind with the other Guarantor;

(iii) the Buyers releasing any other Guarantor or any security interest

(iv) any combination of the foregoing.

4.03. The Corporate Guarantor declares that it is and will, prior to the payment of all sums due representing vessel's purchase price or to become due from any other Guarantor in full, remain a primary obligor for all amounts owing by the Sellers under the MOA, and the Corporate Guarantor shall not in any circumstances be construed to be a surety for the obligations of the any other Guarantor under this Guarantee.

4.04. Subject to sub-clause 4.05, the Corporate Guarantor shall not:

(i) claim any amount which may be due to it from any other Guarantor whether in respect of a payment made, or matter arising out of, this Guarantee.

(ii) take or enforce any form of security from the other Guarantor for such an amount, or in any other way seek to have recourse in respect of such an amount against any asset of the other Guarantor; or

(iii) set off such an amount against any sum due from it to the other Guarantor; or

(iv) prove or claim for such an amount in any liquidation, administration, arrangement or similar procedure involving any other Corporate Guarantor or any other Obligor; or

(v) exercise or assert any combination of the foregoing.

4.05. If at any time prior to the repayment of all sums due or to become due from the Corporate Guarantor , the Buyers by notice to the Corporate Guarantor, require it to take any action referred to in sub-paragraphs (i) or (iv) of sub-clause 4.04 in relation to any other Guarantor, the Corporate Guarantor shall take that action as soon as practicable after receiving the Buyers notice.

5. <u>Currency of Account and Payment</u>

5.01. The US dollar is the currency of account and payment for each and every sum at any time due from the Corporate Guarantor hereunder; ***Provided that*** each payment in respect of costs and expenses shall be made by the Corporate Guarantor in the currency in which the same were incurred.

5.02. If any sum due from the Corporate Guarantor hereunder or any order or judgement given or made in relation hereto has to be converted from the currency (the ***"first currency"***) in which the same is payable hereunder or under such order or judgement into another currency (the ***"second currency"***) for the purpose of **(i)** making or filing a claim or proof against the Guarantor, **(ii)** obtaining an order or judgement in any court or other tribunal or **(iii)** enforcing any order or judgement given or made in relation hereto, the Corporate Guarantor shall indemnify and hold harmless each of the persons to whom such sum is due from and against any loss suffered as a result of any discrepancy between **(a)** the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency, and **(b)** the rate or rates of exchange at which such person may in the ordinary course of business purchase the

first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgement, claim or proof.

6. Payments

6.01. On each date on which this Guarantee requires an amount to be paid by the Corporate Guarantor, the Corporate Guarantor shall make the same available to the Buyers by payment in US dollars and in same day funds.

6.02. If, at any time, it shall become impracticable (by reason of any action of any governmental authority or any change in law, exchange control regulations or any similar event) for the Corporate Guarantor to make any payments hereunder in the manner specified in sub-clause 6.01, then the Corporate Guarantor may agree with the Buyers alternative arrangements for the payment direct to the Buyers of amounts due to it under this Guarantee; ***Provided that***, in the absence of any such agreement with the Buyers, the Corporate Guarantor shall be obliged to make all payments due to the Buyers in the manner specified herein.

6.03. All payments required to be made by the Corporate Guarantor under this Guarantee shall be calculated without reference to any set-off or counterclaim and shall be made free and clear of and without any deduction for or on account of any set-off or counterclaim or tax.

7. Default Interest

7.01. If any sum due and payable by the Corporate Guarantor hereunder is not paid on the due date therefor in accordance with the provisions of Clause 6 or if any sum due and payable by the Corporate Guarantor under any judgement of any court in connection herewith is not paid on the date of such judgement, the period beginning on such due date or, as the case may be, the date of such judgement and ending on the date upon which the obligation of the Corporate Guarantor to pay such sum (the balance thereof for the time being unpaid being herein referred to as an ***«unpaid sum»***) is discharged, shall be divided into successive periods, each of which (other than the first) shall start on the last day of the preceding such period and the duration of each of which shall be selected by the Buyers.

8. Taxes

8.01. All payments to be made by the Corporate Guarantor to any person under or pursuant to this Guarantee shall be made free and clear of and without deduction for or on account of tax, unless the Corporate Guarantor are required to make such payment subject to the deduction or withholding of tax, in which case the sum payable by the Corporate Guarantor in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, such person receives and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made.

8.02. If the Corporate Guarantor makes any payment under or pursuant to this Guarantee in respect of which it is required to make any deduction or withholding, it shall pay the full amount required to be deducted or withheld to the relevant taxation or other authority within the time allowed for such payment under applicable law and

shall deliver to the Buyers, within thirty (30) days after it has made such payment to the applicable authority, an original receipt (or a certified copy thereof) issued by such authority evidencing the payment to such authority of all amounts so required to be deducted or withheld in respect of such payment. In any case, and for the avoidance of doubt, any deduction or withholding is going to be in the Corporate Guarantor's account, and the Buyers are indemnified from any such deduction or withholding and the any payment under or pursuant to this Guarantee must be received in full by the Buyers after deduction any such deduction or withholding.

9. Representations

9.01. The Corporate Guarantor hereby represents and warrants to the Buyers as follows:

(i) the Sellers and the Corporate Guarantor are corporations duly organized under the laws of their jurisdiction of incorporation, validly existing and in good standing, with power to enter into the MOA and to exercise their rights and perform their obligations thereunder and all corporate and other action required to authorize their execution of the MOA and their performance of their obligations thereunder has been duly taken;

(ii) under the laws of its jurisdiction of incorporation in force at the date hereof, will not be required to make any deduction or withholding from any payment it may make under this Guarantee;

(iii) without prejudice to the priority afforded by the Mortgage and the Assignment and any other of the Security Documents and/or under the laws of its jurisdiction of incorporation in force at the date hereof, the claims of the Buyers against it under this Guarantee will rank at least ***pari passu*** with the claims of all its and/or his other unsecured and non-subordinated creditors save those whose claims are preferred solely by any bankruptcy, insolvency, liquidation or other similar laws of general application;

(iv) in any proceedings taken in its jurisdiction of incorporation in relation to the MOA, it will not be entitled to claim for itself or any of its his assets immunity from suit, execution, attachment or other legal process;

(v) in any proceedings taken in its jurisdiction of incorporation in relation to the MOA, the choice of English law as the governing law of this Guarantee and any judgement obtained in England will be recognized and enforced;

(vi) all acts, conditions and things required to be done, fulfilled and performed in order **(a)** to enable it lawfully to enter into, exercise its rights under and perform and comply with the obligations expressed to be assumed by it in this Guarantee **(b)** to ensure that the obligations expressed to be assumed by it in this Guarantee are legal, valid and binding, and **(c)** to make this Guarantee admissible in evidence in each pertinent jurisdiction, have been done, fulfilled and performed;

(vi) it is not necessary that this Guarantee be filed, recorded or enrolled with any court or other authority in any jurisdiction of its incorporation or in any other country whatsoever, that any stamp, registration or similar tax be paid on or in relation to this Guarantee; and

(vii) the obligations expressed to be assumed by it in this Guarantee are legal and valid obligations binding on it, in accordance with the terms thereof.

10.01. The Corporate Guarantor further represents that:

(i) it has not taken any corporate action nor have any other steps been taken or legal proceedings been started or (to the best of its knowledge and belief) threatened against it for its winding-up, dissolution, administration or re-organization or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it or of any or all of its assets or revenues;

(ii) it is not in breach of or in default under any agreement to which it is a party or which is binding on it or any of its assets to an extent or in a manner which might have a material adverse effect on its business or financial condition ;

(iii) no action or administrative proceeding of or before any court or agency which might have a material adverse effect on its business or financial condition has been started or threatened;

(iv) there has been no material adverse change in its business condition (financial or otherwise), operations, performance, properties or prospects ;

(v) as of the date hereof it has no liabilities whatsoever which have not been disclosed to the Buyers;

(vi) all of the written information supplied by it to the Buyers in connection herewith is true, complete and accurate in all material respects and it is not aware of any material facts or circumstances that have not been disclosed to the Buyers and which might, if disclosed, adversely affect the decision of a person considering whether or not to sign the MOA to the Sellers;

(vii) save as permitted by the MOA, no encumbrance exists over all or any of its present or future revenues or assets for any party other than the Buyers;

(viii) except for the encumbrances constituted or to be constituted by or pursuant to the MOA and other securities granted in favour of the Buyers, the execution of this Guarantee and its exercise of its rights and performance of its obligations hereunder will not result in the existence of nor oblige it to create any encumbrance over all or any of its present or future revenues or assets;

(ix) the execution of this Guarantee and its exercise of its rights and performance of its obligations hereunder do not constitute and will not result in any breach of any agreement or treaty; and

(x) the execution of this Guarantee constitutes, and its exercise of its rights and performance of its obligations hereunder will constitute, private and commercial acts done and performed for private and commercial purposes.

(xii) the giving of this Guarantee by the Corporate Guarantor is to its commercial benefit.

10.02. The Corporate Guarantor further represents that the Vessel is and thereafter until full discharge of all obligations of the Corporate Guarantor hereunder, will be:

(iii) classed with an approved class by the Bank with a certificate showing each Vessel is classed +100A1 (or equivalent) and that class is maintained free of qualifications, notations and recommendations affecting such class;

(i) operationally seaworthy and in every way fit;

(ii) not:-

(a) under arrest; or

(b) in the possession of any person (other than her master and crew) in whose hands she is or will become subject to a possessory lien

(c) subject to any liens (other than a lien permitted by the MOA and by the security granted and/or to be granted in favour of the Buyers);

(vi) free and clear of all encumbrances except for the Security Documents and any liens permitted by the Security Documents and the security granted and/or to be granted in favour of the Bank and any liens permitted thereunder);

(vii) insured in accordance with the requirements hereof and of the Assignment and the Mortgage; and

11. Financial Information

11.01. The Corporate Guarantor shall from time to time, at the request of the Buyers, furnish to the Buyers such information about its business, financial conditions, commitments and operations, as the Buyers may reasonably require. If any event occurs or circumstance exists as a result of which the information, which has been provided by the Corporate Guarantor to the Buyers hereunder, would include an untrue statement of a material fact or omit to state any material fact or any fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Corporate Guarantor will inform the Buyers and will promptly furnish to the Buyers updated or revised information which will correct such untrue statement or include such omitted fact.

12. Covenants

12.01. The Corporate Guarantor shall :

(i) obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all authorizations, approvals, licenses and consents, required in or by the laws and regulations of its jurisdiction of incorporation to enable him lawfully to enter into and perform its obligations under this Guarantee or to ensure the legality, validity, enforceability or admissibility in evidence in each pertinent jurisdiction of this Guarantee;

(ii) promptly inform the Buyers of the occurrence of any event which is an Event of Default and, upon receipt of a written request to that effect from the Buyers, confirm to the Buyers that, save as previously notified to the Buyers or as notified in such confirmation, no such event has occurred;

(iv) ensure that its obligations to the Buyers under this Guarantee will not be subordinated in priority of payment to any other indebtedness it has or may incur in the future towards any third party whatsoever) other than the Buyers;

(v) from time to time on being required to do so by the Buyers, do or procure the doing of all such acts or execute or procure the execution of all such documents in a form satisfactory to the Buyers, as the Buyers may reasonably consider necessary, securing to the Buyers the full benefit of the rights, powers and remedies conferred upon the Buyers.

(vi) ensure that it will duly perform and observe its obligations under this Guarantee;

(v) ensure not to incur any further indebtedness except for trade debts in the normal course of business of the Vessel (and always in line with the MOA), without the prior written consent of the Buyers; and

12.02. The Corporate Guarantor shall not without the prior written consent of the Buyers:

(i) create or permit to subsist any encumbrances over all or any of its present or future revenues or assets, or revenues or assets of companies beneficially owned by it, other than any encumbrances created by, or permitted pursuant to, the MOA ;

(ii) merge with or be absorbed or taken over (as appropriate) by any third party;

(iii) pay dividends or make any loans, grant any credit (save in the ordinary course of business) or give any guarantee or indemnity to or for the benefit of any person or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligation of any other person ;

(iv) sell, lease, transfer or otherwise dispose of, by one or more transactions or series of transactions (whether related or not), the whole or any part of its revenues or its assets.

13. Assignment

This Guarantee shall be binding upon and inure to the benefit of the Buyers and its successors and assigns. The Corporate Guarantor shall not be entitled to assign all or any of their rights, benefits and obligations hereunder.

14. Remedies and Waivers

No failure to exercise, nor any delay by the Buyers in exercising, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies provided in this Guarantee are cumulative and not exclusive of any rights or remedies provided by law.

15. Further Assurance

The Corporate Guarantor hereby undertakes to the Buyers that this Guarantee shall both at the date of execution and delivery thereof and for so long as any moneys

whatsoever are outstanding under the MOA remain valid and binding upon the Corporate Guarantor and that it will, at its expense, execute, sign, perfect and do any and every such further assurance, document, act or thing as in the reasonable opinion of the Buyers may be necessary or desirable for perfecting the security contemplated by this Guarantee.

16. Notices

Each communication to be made hereunder shall be made in writing but, unless otherwise stated, may be made by telefax or letter or e-mail.

17. Law

This Guarantee shall be governed by, and construed in accordance with English law.

18. Jurisdiction

18.01 The Corporate Guarantor hereby irrevocably agrees that any dispute should arise in connection with the interpretation in fulfilment of his Guarantee same shall be decided by arbitration in London as per MOA

18.02. The Corporate Guarantor hereby irrevocably agree for the benefit of the Buyers that the courts of Piraeus, Greece, shall also have non-exclusive jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Guarantee and, for such purposes, irrevocably submits to the jurisdiction of such courts.

18.03. The Corporate Guarantor irrevocably waives any objection which it might now or hereafter have to the courts referred to in sub-clauses 18.01 and 18.02 hereof being nominated as the forum to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Guarantee and agrees not to claim that any such court is not a convenient or appropriate forum.

18.04. The Corporate Guarantor agrees that the process by which any suit, action or proceeding is begun may be served on them by being delivered **(i)** in connection with any suit, action or proceeding in England **(ii)** in connection with any suit, action or proceeding in Piraeus Greece, to the e-mail of snp@carriers.gr and/or to the Scorinis Law Offices in Greece either physically or by means of e-mail.

18.05. The submission to the jurisdiction of the courts referred to in sub-clauses 19.01 and 19.02 shall not (and shall not be construed so as to) limit the right of the Buyers to take proceedings against the undersigned in any other court of competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

18.06. The Corporate Guarantor hereby consents generally in respect of any legal action or proceeding arising out of or in connection with this Guarantee to the giving of any relief or the issue of any process in connection with such action or proceeding including, without limitation, the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgement which may be made or given in such action or proceeding.

19. Miscellaneous

19.01. Any provision of this Guarantee which is prohibited or unenforceable by reason of any present or future law in any jurisdiction shall, as to such jurisdiction be ineffective to the extend of such prohibition or unenforceability without invalidating the remaining provisions hereof and thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

19.02. Any acknowledgement of debt made by the Sellers shall be binding on the Corporate Guarantor.

IN WITNESS hereof the undersigned has executed this Guarantee the day and year first above written.

The CORPORATE GUARANTOR

SIGNED AND DELIVERED AS A DEED)
by)
for and on behalf of BOSTON CARRIERS INC. ....
______________________)

in the presence of

____
Witness' signature: Scorinis Law Offices, Greece
Name:

THE BUYERS

SIGNED AND DELIVERED AS A DEE
By: Aivis Babalubova attorney in fact
the duly authorised representatives
of CONQUISTADOR SHIPPING CORPORATION